EXHIBIT NOS. 5 AND 23.1




                                       May 30, 1996




Questar Corporation
180 East First South
P.O. Box 45433
Salt Lake City, Utah 84145-0433

Gentlemen:

           Re:   Questar Corporation
                 Registration Statement on  Form S-8
                 Stock Option Plan for Directors

      I am Vice President and General Counsel of Questar Corporation, a Utah corporation (the "Company"). In such capacity, I am acting as counsel for the Company in connection with the filing of the above-captioned Registration Statement on Form S-8 relating to 150,000 additional shares of the Company's common stock, without par value (which shares include the related common stock purchase rights that are attached thereto) (the "Common Stock").

      I have examined the Restated Articles of Incorporation of the Company as amended; the Company's Bylaws as amended; the Registration Statement on Form S-8 relating to the 150,000 additional shares of Common Stock reserved for issuance under the Stock Option Plan for Directors as amended (the "Option Plan"); the Option Plan; resolutions adopted by the Company's Board of Directors amending the Option Plan; action taken by the Company's shareholders to approve the amendments to the Option Plan; and other such documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinion set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, I have relied upon statements and representation of officers and other representatives of the Company and others.

      I am admitted to the Bar of the State of Utah, and I express no opinion as to the laws of any other jurisdiction except the laws of the United States of America.

      Based upon the foregoing, I am of the opinion that the 150,000 additional shares of Common Stock being registered and covered by the captioned Registration Statement have been duly authorized and, when paid for and issued, will be validly issued and lawfully outstanding, fully paid, and nonassessable shares of Common Stock.

      I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission by the Company for the registration, under the Securities Act of 1933, as amended, of the 150,000 additional shares of Common Stock that may be issued pursuant to the terms of the Stock Option Plan for Directors.

      I further consent to the reference made to me in the Registration
Statement.

                                       Sincerely,


                                       /s/R. G. Groussman
                                          R. G. Groussman


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